[TOPS LETTERHEAD]



                                 April 30, 1999




Dear Shareholders:

                  We cordially invite you to attend the Annual Meeting of the Shareholders of Tops Appliance City, Inc. (the "Company") to be held at 11:00 A.M. on Friday, May 21, 1999, at the Company's store at 410 Route 10, East Hanover, New Jersey.

                  The purposes of this meeting are (i) to elect four (4) directors, and (ii) to ratify the appointment of auditors and to transact such other business as may properly come before the Meeting or any adjournment thereof. These matters are described in the accompanying Notice of Meeting and Proxy Statement.

                  The Board of Directors recommends that Shareholders vote in favor of each proposal. We encourage all Shareholders to participate by voting their shares by Proxy whether or not they plan to attend the meeting. Please sign, date and mail the enclosed Proxy as soon as possible. If you do attend the Annual Meeting, you may still vote in person.

                                                     Sincerely,



                                             -----------------------------------
                                             Richard L. Jones
                                             Co-Chairman of the Board




                                             -----------------------------------
                                             Douglas P. Teitelbaum
                                             Co-Chairman of the Board

                            TOPS APPLIANCE CITY, INC.
                           45 BRUNSWICK AVENUE, CN-14
                            EDISON, NEW JERSEY 08818


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be held on May 21, 1999


                  Notice is hereby given that the Annual Meeting of Shareholders (the "Meeting") of Tops Appliance City, Inc. (the "Company") will be held at the Company's store at 410 Route 10, East Hanover, New Jersey on May 21, 1999 at 11:00 a.m. Eastern Daylight Time, for the following purposes:

                  1. To elect four (4)  members of the Board of  Directors,  two
(2) to serve until the 2002 Annual Meeting of Shareholders, one (1) to serve until the 2001 Annual Meeting of Shareholders and one (1) to serve until the 2000 Annual Meeting of Shareholders, and, in each case, until a successor is duly elected and qualified.

                  2. To approve the appointment of Arthur Andersen LLP as the Company's independent auditors, for the fiscal year ending December 28, 1999.

                  3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

                  Only shareholders of record at the close of business on April 28, 1999 will be entitled to notice of and to vote at the Meeting.

                  Whether or not you intend to attend the Meeting, please complete, date and sign the enclosed Proxy. Your Proxy will be revokable, either in writing or by voting in person at the Meeting, at any time prior to its exercise.

                                              By Order of the Board of Directors



                                              ----------------------------------
                                              THOMAS L. ZAMBELLI
                                              Secretary

Edison, New Jersey
April 30, 1999

                            TOPS APPLIANCE CITY, INC.
                           45 Brunswick Avenue, CN-14
                            Edison, New Jersey 08818


                                 PROXY STATEMENT


                  Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of Proxy for such meeting solicited by the Board of Directors. The Board of Directors has fixed the close of business on April 28, 1999, as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock present in person, or represented by Proxy, shall constitute a quorum at the meeting.

                  As of the record date, the Company had 15,325,537 outstanding shares of common stock, no par value (the "Common Stock"), the holders of which are entitled to one vote per share.

                  A Proxy that is properly submitted to the Company may be revoked at any time before it is exercised by written notice to the Secretary of the Company, and any Shareholder attending the meeting may vote in person and by doing so revokes any Proxy previously submitted by him. Where a Shareholder has specified a choice on his Proxy with respect to Proposals 1 and 2, it will be complied with. If no direction is given, all the shares represented by the Proxy will be voted in favor of such Proposals.

                  The cost of soliciting Proxies will be paid by the Company, which will reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses in forwarding proxy material to the beneficial owners of the Company's stock. Officers and regular employees of the Company may solicit Proxies personally and by telephone. The Annual Report of the Company for the year ended December 29, 1998, containing audited financial statements for such year, is enclosed with this Proxy Statement. This Proxy Statement and the enclosed Proxy are being sent to the shareholders of the Company on or about April 30, 1999.

         IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THIS MEETING, YOU ARE REQUESTED TO PLEASE SIGN, DATE AND MAIL THE PROXY PROMPTLY.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

                  According to the Company's By-Laws, the Board of Directors is divided into three classes, each of which is composed as nearly as possible of one-third of the directors. At the 1999 Annual Meeting, two directors will be elected to serve for three years expiring on the date of the Annual Meeting of Shareholders in 2002, one director will be elected to serve for two years expiring on the date of the Annual Meeting of Shareholders in 2001, and one director will be elected to serve for one year expiring on the date of the Annual Meeting of Shareholders in 2000. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the Company's By-Laws. The names of the nominees for the Board of Directors and the names of the directors whose terms will continue after the Annual Meeting are listed below. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees.
However, discretionary authority is reserved to vote such shares in the best judgment of the persons named in the event that any person or persons other than the nominees listed below are to be voted on at the meeting due to the unavailability of any nominee so listed.

                  All persons named below are directors of the Company at the present time. No family relationships exist between any nominee, director or executive officer of the Company.

                          NOMINEES FOR THREE-YEAR TERM

     DOUGLAS P. TEITELBAUM, 33, has been a Principal and Co-Portfolio Manager of Bay Harbour Management, L.C., a registered investment advisor based in New York and Tampa, since April 1996. Previously, Mr. Teitelbaum was a Managing Director in the high yield and distressed securities department of Bear, Stearns & Co., Inc. Prior to June 1994, he was a Senior Vice President at Dabney Resnick & Co., Inc., an investment banking firm. Mr. Teitelbaum also serves on the board of directors of Barney's Inc., as Co-Chairman, and Swifty Serve Corp. Mr. Teitelbaum became the Co-Chairman and a Director of the Company in January 1999. He is a member of the Company's Compensation Committee.

     STEVEN A. VAN DYKE, 39, has been the President and Chief Investment Officer of Bay Harbour Management, L.C., a registered investment advisor based in New York and Tampa, since it was founded in 1987. Mr. Van Dyke also serves on the board of directors of Barney's, Inc., Buckhead America Corporation and Swifty Serve Corp. Mr. Van Dyke became a Director of the Company in January 1999.

                            NOMINEE FOR TWO-YEAR TERM

     ROBERT G. GROSS, 41, is presently the Chief Executive Officer of Monro Muffler Brake, Inc., effective January 1999. He has served as a Director and Vice Chairman of the Company since June 1995, and Chief Executive Officer of the Company from June 1995 to December 1998. In January 1997, he was elected Chairman of the Board. Previously, Mr. Gross was President and Chief Operating Officer of Eye Care Centers of America, Inc. from 1990 to 1994. Prior to that, he served as a management consultant to Sears Speciality Merchandising Group. He is a member of the Company's Compensation Committee.

                            NOMINEE FOR ONE-YEAR TERM

     WALTER A. JONES, 45, has been a Principal of GDL Management Services, a division of Mahoney Cohen & Company, CPA, P.C., since 1996. Previously, he was Co-President of the GDL Group, Inc., a turn-around management firm he joined in 1988. Prior to that, he was Vice President of Finance for Smith Management and previously a general management consultant with Touche Ross & Company. He is a member of the Company's Audit Committee.

                         DIRECTORS CONTINUING IN OFFICE

     RICHARD L. JONES, 49, was named Chief Executive Officer of Tops upon the December 1998 resignation of Mr. Robert G. Gross, and was appointed Co-Chairman in January 1999. Previously, Mr. Jones was the President and Chief Operating Officer of the Company from April 1998 until December 1998. From January 1997 until April 1998, Mr. Jones was Senior Vice President, Chief Operating Officer and General Merchandise Manager. From August 1995 until January 1997, Mr. Jones held the position of Senior Vice President and General Merchandise Manager. Prior to joining Tops, Mr. Jones served as Vice President and General Merchandise Manager at SAM's Club, a division of Wal-Mart, from October 1993 until August 1995. Prior to that, Mr. Jones served in various senior management positions at Silo, Inc. and Stereo Equipment Sales, Inc. His term as Co-Chairman expires at the annual meeting in 2001. He is a member of the Company's Executive Committee.

     THOMAS L. ZAMBELLI, 48, has been Executive Vice President and Chief Financial Officer of the Company since April 1998. From September 1996 until April 1998, Mr. Zambelli held the position of Senior Vice President and Chief Financial Officer. Prior to joining Tops, Mr. Zambelli served in senior financial positions at Giant Carpet, Canadians and Pergament Home Centers. Mr. Zambelli became a Director in December 1997 and is a member of the Company's Executive Committee. His term as a Director expires at the annual meeting in 2000.

     ANTHONY L. FORMICA, 58, recently retired as the Chief Operating Officer of the Kessler Institute for Rehabilitation which he has served since 1972. He is a member of the Audit and Compensation Committees of the Company. Mr. Formica became a Director of the Company in September 1992. His term as a Director expires at the annual meeting in 2001.

     JOHN L. HOLLANDS, 70, has served as President of Hollands Associates, a management consulting firm, since July 1991. Prior thereto, he served as Executive Vice President of SONY Corporation of America from July 1989 through July 1991 and as President of Sony Magnetic Products from July 1982 through July 1989. Mr. Hollands is Executive Director of the Vision Fund of America which supports the Lighthouse National Center for Vision and Aging. He is a member of the Company's Audit Committee. Mr. Hollands became a Director of the Company in September 1992. His term as a Director expires at the annual meeting in 2000.


                          INFORMATION CONCERNING BOARD

     The Board of Directors met five times in 1998. In addition, the Board acted by unanimous consent nine times during 1998.

     The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Audit Committee is responsible for reviewing the Company's audited financial statements, meeting with the Company's independent accountants to review the Company's internal controls and financial management practices and examining all agreements or other transactions between the Company and its directors and officers (other than those compensation functions assigned to the Compensation Committee) to determine whether such agreements or transactions are fair to the Company's shareholders. Messrs. Formica, Hollands and W. Jones serve on the Audit Committee. The Audit Committee met once in 1998.

     The Compensation Committee is responsible for reviewing the compensation and benefits of the Company's executive officers, making recommendations to the Board of Directors concerning compensation and benefits for such executive officers and administering the Company's stock option plans. Messrs. Teitelbaum, Gross and Formica serve on the Compensation Committee. The Compensation Committee met once in 1998.

     The Company's Executive Committee has the authority to act, between meetings of the full Board of Directors, on any matter that might properly be brought before the Board of Directors, subject to exceptions for certain major matters. Messrs. R. Jones and Zambelli serve on the Executive Committee.

     Directors who are not employees of the Company receive an annual fee of $5,000 and $500 per meeting for serving as directors. Directors who are employees of the Company do not receive any additional compensation for such services.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1999, the name and number of shares of Common Stock held by each person known to the Company to own beneficially more than five percent (5%) of the Company's Common Stock and the number of shares owned by each director of the Company, the Company's Chief Executive Officer and its other two most highly compensated executive officers, and all directors and executive officers as a group. Each of the following has an address c/o Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818, except those noted separately in the following table. All shares are owned directly by the named person, unless otherwise noted.


                                                        Number of             Percent
Name                                                  Shares Owned           of Class
-----                                                 ------------           --------

Richard L. Jones ....................................   110,000 (a)           0.7%

Thomas L. Zambelli ..................................    69,000 (b)           0.4%

Michael J. Straub ...................................    15,303 (c)           0.1%

Robert G. Gross .....................................   303,079 (d)           1.9%

Anthony L. Formica ..................................     5,334 (e)           --

John H. Hollands ....................................     5,834 (e)(f)        --

Douglas P. Teitelbaum ............................... 7,620,764 (g)          49.8%
c/o Bay Harbour Management, L.C.
885 Third Avenue
New York, NY 10022

Steven A. Van Dyke .................................. 7,625,764 (g)(h)       49.8%
c/o Bay Harbour Management, L.C.
885 Third Avenue
New York, NY 10022

Walter A. Jones .....................................        --               --
c/o Mahoney Cohen & Company, P.C.
111 West 40th Street
New York, NY 10018

Bay Harbour Management, L.C .........................  7,620,764 (i)         49.8%
885 Third Avenue
New York, NY 10022

Westinghouse Pension Plan ...........................  2,223,438             14.5%
11 Stanwix Street
Pittsburgh, PA 15222

Leslie S. Turchin ...................................  2,059,387             13.5%
536 Coconut Isle
Fort Lauderdale, FL 33301

Robert Carl III .....................................    914,999              6.0%
83 Dunwoody Place, Suite 209
Atlanta, GA 30350

All Officers and Directors as a Group (14 persons) ..    553,396              3.5%



     (a) Includes 90,000 shares which can be acquired pursuant to the exercise of vested stock options.

     (b) Includes 65,000 shares which can be acquired pursuant to the exercise of vested stock options.

     (c) Includes 11,468 shares which can be acquired pursuant to the exercise of vested stock options.

     (d) Includes 283,333 shares which can be acquired pursuant to the exercise of vested stock options.

     (e) Includes 3,334 shares which can be acquired pursuant to the exercise of vested stock options.

     (f) Includes 2,500 shares owned by Helen Hollands, John H. Hollands' wife.

     (g) Includes 7,620,764 shares beneficially owned through Bay Harbour Management, L.C., voting power of such shares is reported as being shared by Messrs. Teitelbaum and Van Dyke.

     (h) Includes 5,000 shares owned jointly by Mr. and Mrs. Van Dyke.

     (i) Voting power of these shares is reported as being shared by Messrs. Teitelbaum and Van Dyke.


                              CERTAIN TRANSACTIONS

     The Company leases a portion of its warehouse and distribution center, including office space, and its retail store in Edison, New Jersey from Leslie
S. Turchin, a principal stockholder and a former Director and Chairman of the Board of the Company.

     The Edison retail store lease commenced March 3, 1984 for a five-year term covering approximately 47,000 square feet in a shopping center at a base rent of $20,579 per month. The lease was amended on January 1, 1987 to reduce the leased premises to 45,209 square feet, to increase the base rent to $28,872 per month through December 1991 and $54,250 per month thereafter until December 1996, and to grant three additional five-year options to renew, the terms of which will expire December 31, 2011. The Company has exercised its first option to renew the lease through December 31, 2001 at a base rent of $59,412 per month. Further amendments to the lease require that the rental payment for the second renewal term would be agreed upon by the parties at the time of the renewal but would be no less than $61,354 per month, and $79,400 per month during the third renewal term. The Company is also responsible for its proportionate share of real estate taxes and common area maintenance costs of the shopping center calculated as a percentage of the total square footage of rentable floor area of the buildings comprising the shopping center. The Company is also responsible for its own utilities and insurance expenses with respect to the leased premises.

     The lease for the office space and warehouse and distribution center in Edison, New Jersey commenced on November 1, 1985 for a term of five years, covered approximately fifteen acres, including a 318,000 square foot building, of which 28,000 square feet is office space, at a base rent of $97,517 per month. The lease includes two renewal options, each for a term of five years. Rental payments for the first renewal term, which ended December 31, 1996, were $111,337 per month. The second renewal term, which was exercised in 1996 and expires December 31, 2001, requires a base rent of $105,577 per month. The lease was further extended in 1998 for a period of seven (7) years, commencing on January 1, 2002 and ending on December 31, 2008. The base rent during the first year of the extension will be $108,622 per month, and annual increases shall be calculated equivalent to one-half of the percentage change in the CPI. The Company is responsible for paying all real estate taxes, utilities, insurance, and maintenance costs associated with these premises.

     The Company believes that the terms and conditions of the leases with Mr. Turchin are no less favorable to the Company than could have been obtained for comparable premises in arms' length transactions with unaffiliated third parties. The Company's independent directors must approve any future leases or other transactions with related parties.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for each of the last three fiscal years, cash and certain other compensation paid or accrued by the Company for the Chief Executive Officer and for each of the two other most highly compensated executive officers (the "Named Officers") of the Company in all capacities in which they served:




                                                       SUMMARY COMPENSATION TABLE


                                                                                        Long Term
                                           Annual Compensation                         Compensation
                                                                                          Awards

Name and                                                        Other             Restricted                               Other
Principal                                                      Annual                Stock       Options         LTIP      Compen-
Position                Year         Salary     Bonus        Compensation            Awards      SAR's (#)    Payouts      sation
----------------------------------------------------------------------------------------------------------------------------------



Richard L. Jones        1998      $ 225,000     $ 75,000           $ 11,975                        30,000            -        -
   President and        1997        225,000            -             11,830                        30,000            -        -
   Chief Executive      1996        225,000            -          65,612(d)                        90,000            -        -
   Officer (a)

Thomas L. Zambelli      1998      $ 175,000     $ 53,333           $ 13,125                        20,000            -        -
   Executive Vice       1997        160,000            -             12,942                        50,000            -        -
   President and Chief  1996         46,154            -              4,399                        40,000            -        -
   Financial Officer (b)

Michael J. Straub
   Vice President       1998      $ 133,500     $ 30,000         $        -                        10,000            -        -
   Of Stores (c)        1997        111,807            -                  -                        10,000            -        -
                        1996         86,912       12,397                  -                        12,200            -        -




     (a) Mr. Jones succeeded Mr. Gross to the position of Chief Executive Officer of the Company effective December 1998, and was appointed Co-Chairman of the Board in January 1999. From April 1998 until December 1998, Mr. Jones was President, Chief Operating Officer and General Merchandise Manager. From January 1997 until April 1998, he was Senior Vice President, Chief Operating Officer and General Merchandise Manager. From August 1995 until January 1997, Mr. Jones held the position of Senior Vice President and General Merchandise Manager.


     (b) Mr. Zambelli has been Executive Vice President and Chief Financial Officer of the Company since April, 1998. From September 1996 until April 1998, Mr. Zambelli held the position of Senior Vice President and Chief Financial Officer.

     (c) Mr. Straub has been Vice President of Stores since September 1997. From January 1997 until September 1997, he held the position of General Sales Manager. From September 1995 to January 1997, Mr. Straub was a buyer for television and video. Prior thereto, he held various positions in sales, merchandising and operations for the Company.

     (d) $58,078 of this amount represents relocation expenses reimbursed in 1996.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR


                                                                                                     Potential Realizable
                                                % of Total                                            Value at Assumed
                                               Options/SARs                                          Annual Rates of Stock
                                                Granted to        Exercise or                          Appreciation for
                           Options/SARs        Employees in       Base Price     Expiration               Option Term
      Name                  Granted (#)         Fiscal Year        ($ / Share)       Date              5%            10%
      ----------------------------------------------------------------------------------------------------------------------


Richard L. Jones               30,000              11.2%             3.00         12/1/08         $ 47,400        $ 129,000

Thomas L. Zambelli             20,000               7.4%             3.00         12/1/08         $ 31,600        $  86,000

Michael J. Straub              10,000               3.7%             4.13         6/12/08         $   4,500        $ 31,750

All Officers as a Group        97,500              36.3%             _                  _                _                _
 (9 Persons)



During 1998, stock options totaling 268,500 shares were issued at exercise prices ranging from $1.00 to $4.13. Options generally vest over a 3 year period and are exerciseable over the 10 year period commencing on the date of issuance. The assumed annual rates of appreciation of 5% and 10% for a ten (10) year period would result in the price of the Company's stock increasing from $2.81 (closing price at 12/31/98) to approximately $4.58 and $7.29 respectively.

Option Exercises in 1998 and Year-End Option Values

         The following table provides information on options exercised by the officers named in the Summary Compensation Table during 1998 and unexercised options held by such persons at December 31, 1998.



                                   Option Exercises
                                      During 1998                       Unexercised Options Held at December 31, 1998
                                   ----------------                     ---------------------------------------------
                                                                          Vested                             Unvested
                                                                -------------------------     --------------------------------------
                                  Shares
                                Acquired on        Value          Number       Value at       Year of     Number         Value at
      Name                     Exercise (#)    Realized ($)      of Shares  12/31/98($)(1)    Vesting    of Shares    12/31/98($)(1)
      ------------------------------------------------------------------------------------------------------------------------------


Richard L. Jones                     -                 -          90,000       $ 39,420        1999       30,000        $  52,500
                                                                                               2000       30,000        $       -

Thomas L. Zambelli                   -                 -          65,000       $ 98,670        1999       25,000        $  43,750
                                                                                               2000       20,000        $       -

Michael J. Straub                    -                 -          11,468       $  8,574        1999       10,733        $   6,790
                                                                                               2000        6,666        $   5,009
                                                                                               2001        3,333                -



     (1) Represents the spread between the aggregate exercise price and assumed aggregate market value using the closing price ($2.81) of the Company's Common Stock on the NASDAQ exchange at December 31, 1998.


Employment Agreements

         The Company entered into management agreements with Richard L. Jones, its Chief Executive Officer, effective August 1, 1995 for a term expiring August 1, 1998, with Thomas L. Zambelli, its Executive Vice President and Chief Financial Officer effective September 3, 1996 for a term expiring December 31, 1997, and with Michael J. Straub, its Vice-President of Stores, effective June 12, 1998 expiring December 31, 1999. Mr. Jones's and Mr. Zambelli's contracts were extended in December 1998 to expire on December 31, 2000.

         Each of the existing agreements provide for a base salary subject to increases as approved by the Board of Directors. Currently, the base salaries of Messrs. Jones, Zambelli and Straub are $275,000, $175,000, and $145,000, respectively. The Board of Directors, in its discretion, may award annual bonuses to these officers.

         Messrs. Jones and Zambelli each receive additional non-cash compensation in the form of reimbursed automobile expenses, use of automobiles owned or leased by the Company (or an allowance for such leasing or purchase by the executive subject to a dollar limitation), health, medical, hospitalization and other insurance benefits, and other benefits provided by the Company to all employees.

         Pursuant to the terms of their respective management agreements, Mr. Jones, Mr. Zambelli and Mr. Straub have each agreed not to compete, directly or indirectly, with the Company in any state or geographic area in which the Company conducts or proposes to conduct business during the terms of their respective agreements and for a period of up to two years after termination of employment by expiration of the term of the agreement with cause. Should either Mr. Jones or Mr. Zambelli become disabled, as defined in their respective management agreements, the Company has the right to reduce such executive's compensation by fifty percent for the duration of the contract term.

         Each of the agreements not to compete restrict Messrs. Jones, Zambelli and Straub from soliciting customers, suppliers, employees or sales agents of the Company during the effective period of such agreements. Each executive is further restricted from disclosing any confidential information, trade secrets or customer lists to anyone for the same restricted period of time.

         Pursuant to the terms of the respective management agreements, if there were a transfer of more than fifty percent of the voting securities of the Company (in one transaction or a series of transactions), or a sale of substantially all of the Company's assets, Messrs. Jones and Zambelli would each receive one and one-half times their annual base salaries, paid within sixty days of the transfer of securities or sale of the company's assets.

Salary Savings Plan & Trust

         The Company maintains a Salary Savings Plan & Trust ("401(k) Plan") for its employees who have reached the age of 21 and completed one "Year of Service" as that term is defined in the 401(k) Plan. The Plan is intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Plan, a participant may contribute up to 15% of his or her compensation, not to exceed an amount which would cause the 401(k) Plan to violate Section 401(k) and other applicable sections of the Code. In addition, the Company makes annual contributions of 25% of the participant's contribution up to 10% of that participant's annual compensation. The Company may also make additional discretionary contributions.

         All participants are 100% vested in their own contributions and in the earnings attributable to their contributions. Vesting in the remainder of a participant's account is based upon years of service with the Company. After three years of service, a participant will be 20% vested, and will be vested by an additional 20% for each of the following years of service, up to 7 years, when the participant will be 100% vested. Each participant is entitled to the benefit that can be provided from his or her vested account.

         The 401(k) Plan permits withdrawals in the event of termination of employment, retirement, disability, death or proven financial hardship. Distributions from the 401(k) Plan are payable in a lump sum or in installments over a period not to exceed the assumed life expectancy of the participant or the assumed joint life expectancy of the participant and his or her spouse.

         Participants are offered a choice of seven investment funds in which to direct their contributions. The Company's contributions under the 401(k) Plan are invested in the manner designated by the Company, in its sole discretion.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee is comprised of Messrs. Gross, Teitelbaum and Formica. The Compensation Committee reviews, recommends and approves changes to the Company's compensation policies and programs and is responsible for reviewing and approving the compensation of the Chief Executive Officer and other senior officers of the Company.

         The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

         The Company believes that executive compensation should be based upon value returned to shareholders. The Company has developed and is developing compensation programs designed to reflect Company performance and to be competitive in the marketplace. In designing compensation programs, the Company attempts to reflect both value created for shareholders while supporting the Company's strategic goals. The Company's compensation programs reflect the following themes:

     . Compensation should be meaningfully related to the value created for shareholders.

     . Compensation programs should support the Company's short-term and long-term strategic goals and objectives.

     . Compensation programs should promote the Company's value and reward individuals for outstanding contributions to the Company's success.

     . Short-term and long-term compensation should be designed to attract and retain superior executives.

         The Company's executive compensation is based upon three components, base salary, annual incentive bonuses and long-term incentives, which are intended to serve the overall compensation philosophy.

Base Salary

         The base salary of each executive officer is determined as a function of three principal factors: the individual's performance, the relationship of the individual's salary to similar executives in comparable companies, and increases in the individual's responsibilities, whether through promotions or otherwise. Effective August 1, 1998, Mr. Straub's base salary was increased to $145,000 and effective January 1, 1999, Mr. Jones' base salary was increased to $275,000.

Annual Incentive Bonus

         The Company's annual incentive bonuses are designed to reflect the individual officer's contribution to the profitability of the Company and any special achievements by the respective officers. Each officer's bonus is based upon the Company's performance in various areas, such as sales, profit margins, operating expenses and earnings before interest and taxes as compared to a pre-determined plan for each officer for each year. The following bonuses were paid to the Named Officers in 1999 based on 1998 performance:

Name                                                                    Bonus


Richard L. Jones.............................................          $84,375
Thomas L. Zambelli...........................................           43,750
Michael J. Straub............................................           27,300


Long-Term Incentives

     The Company believes that shareholder value is enhanced by providing senior management as well as all employees with the opportunity to participate in the growth in the value of the Company's stock. The Board of Directors, including each member of the Compensation Committee, therefore adopted the Employee Stock Purchase Plan and the 1993 Senior Management Incentive and Non-Qualified Stock Option Plan, as amended, and the 1995 Incentive and Non-Qualified Stock Option Plan.

     Each member of management is eligible for participation in the stock option plan. No member of management with the rank of vice president or higher is eligible to participate in the stock purchase plan, which is open to all other employees of the Company.

     Stock options will be granted at the prevailing market value and will have value only if the price of the Company's stock increases. Grants that are made will generally vest over three years. Executives must be employed by the Company at the time of vesting in order to exercise the options.

                           The Compensation Committee

         Robert G. Gross       Douglas P. Teitelbaum      Anthony L. Formica

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholders return on the Company's common stock with that of the S&P 500 Stock Index, a broad market index published by Standard & Poor's Corporation, and an industry index of radio, television and consumer electronic stores. The comparison assumes that $100 was invested in each of the Company's common stock, the stocks included in the S&P 500 Stock Index and the stocks included in the industry index on January 1, 1994. The indices reflect formulas for dividend reinvestment and weighting of individual stocks. This data was furnished by Media General Financial Services, Inc.

         This graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.


              COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE
          COMPANIES, PEER GROUPS, INDUSTRY INDICES AND/OR BROAD MARKETS


                                                              Fiscal Year Ending

------------------------------------------------------------------------------------------------------------------------------------

                            1993            1994              1995              1996            1997                1998
                            ----            ----              ----              ----            ----                ----
COMPANY/INDEX/MARKET

Tops Appliance City        100.00           28.57             12.99              6.82            5.52              14.61

Radio, TV &
 Electronic Stores         100.00           93.39             81.50             80.54            137.01            185.36

S&P Composite              100.00           101.32            139.40            171.41           228.59            293.92



THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ELECT THE AFOREMENTIONED NOMINEES TO SERVE ON THE BOARD OF DIRECTORS.

                                   PROPOSAL 2

                               RATIFICATION OF THE
                        SELECTION OF INDEPENDENT AUDITORS

         The selection of independent auditors to examine the financial statements of the Company for the year ending December 28, 1999 to be transmitted or made available to shareholders and filed with the Securities and Exchange Commission is to be submitted to the meeting for ratification. Arthur Andersen LLP has been selected by the Company's Board of Directors to examine such financial statements. A member of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                                     GENERAL

         The expense of this solicitation is to be borne by the Company. The Company may also reimburse persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to their principals.

         Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of the election of nominees to the Board herein, and the ratification of selected independent auditors. All proxies will be voted as specified.

         Management does not intend to present any business at the meeting other than that set forth in the accompanying Notice of Annual Meeting, and it has no information that others will do so. If other matters requiring the vote of the shareholders properly come before the meeting and any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their judgment on such matters.


                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         Shareholder proposals for inclusion in the proxy materials related to the 2000 Annual Meeting of Shareholders must be received by the Company no later than December 1, 1999. A Shareholder must have been a record or beneficial owner of the Company's common stock for at least one year prior to December 1, 1999, and the shareholder must continue to own such shares, worth at least $1,000, through the date on which the Meeting is held.

         The Company's by-laws outline procedures, including minimum notice provisions, for shareholder nominations of directors and other shareholder business to be brought before shareholders at the Annual Meeting. A copy of the pertinent by-law provisions is available upon request to Thomas L. Zambelli, Secretary, Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818.

                             FORM 10-K ANNUAL REPORT

         Upon written request by any shareholder entitled to vote at the 1999 Annual Meeting, the Company will furnish that person without charge a copy of the Form 10-K Annual Report which it filed with the Securities and Exchange Commission for 1998, including financial statements and schedules. If the person requesting the report was not a shareholder of record on April 28, 1999, the request must contain a good faith representation that the person making the request was a beneficial owner of the Company's common stock at the close of business on that date. Requests should be addressed to Thomas L. Zambelli, Chief Financial Officer, Tops Appliance City, Inc., 45 Brunswick Avenue, CN-14, Edison, New Jersey 08818.

                                              By Order of the Board of Directors

                                              TOPS APPLIANCE CITY, INC.



                                              ----------------------------------
                                              RICHARD L. JONES
                                              Co-Chairman of the Board


                                              ----------------------------------
                                              DOUGLAS P. TEITELBAUM
                                              Co-Chairman of the Board


Edison, New Jersey
April 30, 1999